Exhibit 10.2

2010 Bonus Plan

Purpose:

The Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Medivation, Inc. (the “Company”) has established the terms of the 2010 Bonus Plan (the “Plan”) to compensate the executive officers of the Company for the level of achievement of corporate performance objectives set forth by the Compensation Committee for the 2010 fiscal year, as well as the executive officers’ contributions toward the achievement of those performance objectives.

Determination of 2010 Cash Bonuses:

Target bonuses for the Company’s named executive officers under the Plan will range from 50% to 65% of such executive’s 2010 base salary. The amount of cash bonuses, if any, for each named executive officer will be based on the named executive officer and the Company meeting the 2010 corporate performance objectives approved by the Compensation Committee, which include objectives relating to clinical trial, regulatory, scientific, and research and development activities and milestones, and objectives relating to satisfactory financial audit results. The Board and Compensation Committee reserve the right to modify these goals and criteria at any time or to grant bonuses to the participants even if the performance goals are not met. The target bonuses for the Company’s named executive officers for the 2010 fiscal year are as follows:

Executive Officer	Target Bonus (as a percent of FY 2010 Base Salary)
David Hung, M.D.	65%
Lynn Seely, M.D.	50%
C. Patrick Machado	50%
Rohan Palekar	50%